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COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY
132 Turnpike Road, Suite 210
Southborough, MA 01772

INDIVIDUAL RETIREMENT ANNUITY RIDER

As used in this Rider, "Contract" means the contract or certificate to which this Rider is attached. This Rider forms a part of the Contract to which it is attached from the Date of Issue. Terms not defined in this Rider have the meaning given to them in the Contract. In the event of any conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider shall prevail over the terms of the Contract. The Contract, as amended, is intended to qualify as an individual retirement annuity under Section 408(b) of the Internal Revenue Code of 1986, as amended (the "Code").

     1. You shall be the Annuitant. Any provision of the Contract that would allow joint ownership is deleted.

     2. The Contract is not transferable or assignable (other than pursuant to a divorce decree in accordance with applicable law) and is established for the exclusive benefit of You and Your Beneficiaries. It may not be sold, assigned, alienated, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than Us.

     3.   Your entire interest in the Contract shall be nonforfeitable.

     4. This Contract will accept only cash premium payments made on Your behalf. The following premium payments shall be accepted under this
          Contract:

          (a) Rollover contributions described in sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16) of the
               Code;

          (b) Amounts transferred from another individual retirement account or annuity;

          (c) Other premium payments in an amount not in excess of the lesser of the compensation includable in Your taxable income for the taxable year or

               -    $4,000 for the taxable year beginning in 2007, and

               - $5,000 (as adjusted by the Secretary of the Treasury for cost-of-living increases under Section 219(b)(5)(C) of the
                    Code) for any taxable year beginning in 2008 and years thereafter,

               however if You are age 50 or older during the taxable year, this annual dollar amount contribution limit is increased by $1,000.

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          (d)  Contributions pursuant to a Simplified Employee Pension as provided in Code section 408(k).

          No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Code Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE plan.

          You shall have the sole responsibility for determining whether any premium payment meets applicable income tax requirements.

     5. This Contract does not require fixed premium payments. Any refund of premiums (other than those attributable to excess contributions) will be applied before the close of the calendar year following the year of the refund toward the payment of additional premiums or the purchase of additional benefits.

     6.

          (a) Notwithstanding any provision of this Contract to the contrary, the distribution of Your interest in the Contract shall be made in accordance with the requirements of Section 408(b)(3) of the Code and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of Your interest in the Contract (as determined under paragraph 7(c)) must satisfy the requirements of Section 408(a)(6) of the Code and the regulations thereunder, rather than paragraphs (b), (c) and (d) below and section 7.

          (b) Your entire interest will commence to be distributed no later than the first day of April following the calendar year in which You attain age 70 1/2 (the "required beginning date") over (a) Your life or the lives of You and Your designated beneficiary or
               (b) a period certain not extending beyond Your life expectancy or the joint and last survivor expectancy of You and Your designated beneficiary. Payments must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Section 1.401(a)(9)-6 of the Treasury Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6.

          (c) The distribution periods described in paragraph (b) above cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations.

          (d) The first required payment can be made as late as April 1 of the year following the year You attain age 70 1/2 and must be the payment that is

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               required for one payment interval. The second payment need not be made until the end of the next payment interval.

     7.

          (a) Death On or After Required Distributions Commence. If You die on or after required distributions commence, the remaining portion of Your interest will continue to be distributed under the method of distribution used before Your death.

          (b) Death Before Required Distributions Commence. If You die before required distributions commence, Your entire interest will be distributed at least as rapidly as follows:

                    (i) If the designated beneficiary is someone other than Your surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of Your death, over the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of Your death, or, if elected, in accordance with paragraph (b)(iii) below.

                    (ii) If Your sole designated beneficiary is Your surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of Your death (or by the end of the calendar year in which You would have attained age 70 1/2, if later), over Your spouse's life, or, if elected, in accordance with paragraph (b)(iii) below. If Your surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of Your spouse's death, over Your spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of Your spouse, or, if elected, will be distributed in accordance with paragraph (b)(iii) below. If Your surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

                    (iii) If there is no designated beneficiary, or if
                          applicable by operation of paragraph (b)(i) or (b)(ii) above, the entire interest will be distributed by the end of the calendar year

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                          containing the fifth anniversary of Your death
                          (or of Your spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b)(ii) above).

                    (4) Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Treasury Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph (b)(i) or (ii) and reduced by 1 for each subsequent year.

          (c) The "interest" in the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Treasury Regulations and the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

          (d) For purposes of paragraphs (a) and (b) above, required distributions are considered to commence on Your required beginning date or, if applicable, on the date distributions are required to begin to Your surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6 of the Treasury Regulations, then required distributions are considered to commence on the annuity starting date.

          (e) If the sole designated beneficiary is Your surviving spouse, the spouse may elect to treat the Contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a contribution to the Contract or fails to take required distributions as a beneficiary

     8. We shall furnish annual calendar year reports concerning the status of the annuity and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

     9. This Rider is intended to qualify the Contract under the provisions of Code Section 408(b) for federal income tax purposes. The provisions of the Contract in conjunction with the provisions of this Rider are to be interpreted to maintain such qualification, notwithstanding any other provisions to the contrary. We reserve the right to amend or modify the Contract or this Rider to the extent necessary to comply with any law, regulation, ruling or other requirement necessary to establish or maintain the tax advantages available to an individual

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          retirement annuity under Code Section 408(b) and any other applicable law. We will send You a copy of any such amendment to this Rider. You are responsible for determining that premiums, distributions and other transactions under the Contract comply with applicable law.

Except as modified herein, all terms and conditions of the Contract remain unchanged.

IN WITNESS WHEREOF, Commonwealth Annuity and Life Insurance Company has caused this Rider to be signed by its President and Secretary.


/s/ Samuel Ramos                       /s/ Michael A. Reardon
    --------------------------------       -------------------------------------
              Secretary                                   President

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